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                                                                    EXHIBIT 11.1

REMEDYTEMP, INC.

STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
(AMOUNTS IN THOUSANDS)

                                                            YEAR             YEAR
                                                            ENDED            ENDED
                                                        SEPTEMBER 28,    SEPTEMBER 29,
                                                            1997             1996
                                                            ----             ----

Net income(1) ...................................          $10,193          $7,084
                                                           =======          ======
  Average shares outstanding ....................            8,896           7,260
  Common equivalent shares ......................              146              25
  Assumed shares sold to prepay shareholder
    distribution (2) ............................                -             692
                                                           -------          ------
  Weighted average number of common shares ......            9,042           7,977
                                                           =======          ======
  Earnings per common and common
    equivalent share.............................          $  1.13          $  .89
                                                           =======          ======

(1) The computation set forth herein for the fiscal year ended September 29, 1996 is based on pro forma net income which reflects the recording by the Company of additional taxes as if the Company were treated as a C corporation for all periods presented.

(2) Reflects the estimated number of shares required to be sold by the Company (as calculated based upon the net proceeds of the Offering) to pay the pre-Offering shareholder distributions of $9,952. The total estimated shares of 890 are weighted for the portion of fiscal 1996 prior to the Company's Offering. Subsequent to the Offering, the shares were actually outstanding and are therefore included in the "average shares outstanding" amount above. See Note 1 to the Consolidated Financial Statements, incorporated by reference from the Company's Annual Report to Shareholders (see Item 8 of this report.)


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